Exhibit 99.1

FOR IMMEDIATE RELEASE Investor Relations Contacts: Nancy Krejsa +1-972-595-5083 nkrejsa@sftp.com Stephen Purtell +1-972-595-5180 spurtell@sftp.com
Record September Year-to-Date Revenue at Six Flags
Attendance and Guest Spending Per Capita Increase in First Nine Months of 2016
GRAND PRAIRIE, Texas — October 26, 2016 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company, today announced revenue for the first nine months of 2016 grew $34 million or 3 percent to $1.1 billion, driven primarily by admissions, in-park and international licensing revenue. Net income declined by $36 million or 24 percent, primarily due to an $86 million pre-tax stock-based compensation charge relating to the probable achievement of Project 600 by 2017, a long-term incentive compensation program established by the company in October 2014.
Adjusted EBITDA1 for the first nine months of 2016 grew $12 million or 3 percent to $431 million, while attendance grew 2 percent to 23.8 million guests. On a constant currency2 basis, revenue for the first nine months grew $42 million or 4 percent and Adjusted EBITDA grew $15 million or 4 percent.
“Despite the soft start to the third quarter due to adverse weather, we were pleased to achieve record revenue and EBITDA in the first nine months of 2016,” said John Duffey, President and CEO. “We experienced healthy growth in the back half of the quarter once weather normalized and had record pass sales over the Labor Day weekend when we kicked off our 2017 season pass sales campaign. Our ticket pricing gains, the 15 percent increase in our Active Pass Base at the end of September, and the growth in international licensing revenue provide a strong foundation for continued earnings growth throughout the remainder of 2016 and 2017.”
For the first nine months of 2016, total guest spending per capita of $42.58 represented a $0.15 increase over the same period in 2015, with an increase in admissions per capita of $0.06 and in-park spending per capita of $0.09. A higher mix of season pass holder and member attendance put downward pressure on per capita spending, despite higher ticket prices. On a constant currency basis, year-to-date guest spending per capita increased $0.51 or 1 percent.
Third quarter 2016 revenue declined 3 percent or $18 million to $558 million, driven primarily by a 2 percent decline in attendance that was negatively affected by adverse weather during the peak months of the summer. International licensing revenue increased $4 million or 113 percent over prior year. On a constant currency basis, revenue for the third quarter declined $15 million or 3 percent.
Net income declined by $55 million in the third quarter, including the Project 600 stock-based compensation charge. Adjusted EBITDA for the third quarter was $299 million, a decline of $9 million or 3 percent compared to the same period in 2015, which resulted from the weather-related decline in attendance. On a constant currency basis, Adjusted EBITDA for the third quarter declined $7 million or 2 percent.
Diluted earnings per share for the third quarter and nine months ended September 30, 2016 were $1.09 and $1.23, respectively, a decrease of 34 percent and 22 percent, respectively, primarily due to the Project 600 stock-based compensation charge.
For the third quarter, total guest spending per capita was $42.23, down $0.64 or 1 percent compared to the same period in 2015, primarily due to a higher mix of season pass holder and membership attendance. Both the company’s strategy to upsell guests to multi-visit passes and the adverse weather drove a higher mix of season pass holder and member visitation, which creates a downward pressure on per capita spending.
For the twelve-month period ending September 30, 2016, there was no change in net income while revenue increased $67 million or 5 percent, as compared to the prior year period. Adjusted EBITDA increased $28 million or 6 percent to $493 million and the Modified EBITDA3 margin of 41 percent and Modified EBITDA minus capital expenditures margin of 31 percent continue to be the highest in the theme park industry.
The company’s continued success in executing its season pass strategy resulted in a 15 percent year-over-year increase in its Active Pass Base as of the end of the third quarter. The Active Pass Base represents the total number of guests who have purchased a season pass or who are enrolled in the company’s membership program. Season pass holders and members are the company’s most valuable guests since they generate higher revenue and cash flow for the company than a single day guest and they provide an excellent hedge against inclement weather over the course of the year.
Deferred revenue of $148 million increased by $32 million or 28 percent compared to September 30, 2015 primarily due to incremental sales of season passes, memberships, and all-season dining passes.
In the first nine months of 2016, the company invested $101 million in new capital, paid $161 million in dividends, or $0.58 per common share per quarter, and repurchased $120 million or 2.2 million shares of its common stock. As of September 30, 2016, 92 million shares were outstanding, with $434 million authorized by the company’s board of directors for future repurchases.
Net Debt4 as of September 30, 2016 was $1,414 million, which translates to a 2.9 times net leverage ratio.
Conference Call
At 8:00 a.m. Central Time today, October 26, 2016, the company will host a conference call to discuss its third quarter 2016 financial performance. The call is accessible through either the Six Flags Investor Relations website at www.investors.sixflags.com or by dialing 1-855-889-1976 in the United States or +1-937-641-0558 outside the United States and requesting the Six Flags earnings call. A replay of the call will be available by dialing 1-855-859-2056 or +1-404-537-3406 through November 3, 2016 and requesting conference ID 1163638.
About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company with $1.3 billion in revenue and 18 parks across the United States, Mexico and Canada. For 55 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions. For more information, visit www.sixflags.com.
Forward Looking Statements
The information contained in this release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, (i) the adequacy of cash flows from operations, available cash and available amounts under our credit facilities to meet our future liquidity needs, (ii) our ability to roll out our capital enhancements in a timely and cost effective manner, (iii) our ability to improve operating results by implementing strategic cost reductions, and organizational and personnel changes without adversely affecting our business, (iv) our operations and results of operations, and (v) the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission ("SEC"). In addition, important factors, including factors impacting attendance, such as local conditions, contagious diseases, events, disturbances and terrorist activities; recall of food, toys and other retail products sold at our parks; risk of accidents occurring at the company’s parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; inability to achieve desired improvements and financial performance targets set forth in our aspirational goals; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions; economic conditions (including customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements or ride downtime; competition with other theme parks and other entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes; laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cyber security risks and other factors could cause actual results to differ materially from the company’s expectations. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, and its other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at www.investors.sixflags.com and on the SEC’s website at www.sec.gov.
Footnotes

(1)	See the following financial statements and Note 3 to those financial statements for a discussion of Adjusted EBITDA (a non-GAAP financial measure) and its reconciliation to net income (loss).

(2)	Constant Currency calculations assume prior year results for the company’s parks in Mexico and Canada are translated at current year foreign exchange rates.

(3)	See the following financial statements and Note 3 to those financial statements for a discussion of Modified EBITDA (a non-GAAP financial measure) and its reconciliation to net income (loss).

(4)	Net Debt (a non-GAAP financial measure) represents total long-term debt as reported, including current portion, and any short-term bank borrowings, less cash and cash equivalents.

Statement of Operations Data (1)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Theme park admissions	$311,427	$325,758	$585,270	$573,302	$699,787	$668,879
Theme park food, merchandise and other	220,667	228,014	427,293	417,658	509,825	488,180
Sponsorship, licensing and other fees	20,284	16,450	53,936	41,568	71,501	56,380
Accommodations revenue	5,221	5,039	13,585	13,953	16,428	16,723
Total revenue	557,599	575,261	1,080,084	1,046,481	1,297,541	1,230,162
Operating expenses (excluding depreciation and amortization shown separately below)	151,169	152,728	387,376	368,861	483,734	454,252
Selling, general and administrative expense (excluding depreciation, amortization and stock-based compensation shown separately below)	44,138	52,092	132,862	135,366	176,073	174,394
Costs of products sold	44,277	43,489	90,435	84,856	106,288	98,050
Depreciation	26,740	25,693	77,391	76,755	105,424	103,197
Amortization	653	655	1,954	1,970	2,607	2,633
Stock-based compensation	89,994	9,803	96,244	36,518	115,959	87,289
Loss on disposal of assets	799	1,991	913	4,224	6,571	5,903
Interest expense, net	21,166	19,206	60,814	56,731	79,986	75,040
Loss on debt extinguishment	—	—	2,377	6,557	2,377	6,557
Other expense (income), net	1,318	400	2,009	(79)	2,311	537
Income before income taxes	177,345	269,204	227,709	274,722	216,211	222,310
Income tax expense	55,651	92,821	72,850	84,051	59,168	66,301
Income from continuing operations before discontinued operations	121,694	176,383	154,859	190,671	157,043	156,009
Income from discontinued operations	—	—	—	—	—	545
Net income	121,694	176,383	154,859	190,671	157,043	156,554
Less: Net income attributable to noncontrolling interests	(19,212)	(19,083)	(38,425)	(38,165)	(38,425)	(38,165)
Net income attributable to Six Flags Entertainment Corporation	$102,482	$157,300	$116,434	$152,506	$118,618	$118,389

Weighted-average number of common shares outstanding:
Weighted-average common shares outstanding — basic:	92,204	93,913	92,538	94,201	92,336	93,954
Weighted-average common shares outstanding — diluted:	94,155	96,183	94,654	96,616	94,670	96,369

Net income per average common share outstanding— basic:
Income from continuing operations	$1.11	$1.67	$1.26	$1.62	$1.28	$1.25
Income from discontinued operations	—	—	—	—	—	0.01
Net income	$1.11	$1.67	$1.26	$1.62	$1.28	$1.26

Net income per average common share outstanding— diluted:
Income from continuing operations	$1.09	$1.64	$1.23	$1.58	$1.25	$1.22
Income from discontinued operations	—	—	—	—	—	0.01
Net income	$1.09	$1.64	$1.23	$1.58	$1.25	$1.23

SIX FLAGS ENTERTAINMENT CORPORATION

Balance Sheet Data

	As of
(Amounts in thousands)	September 30, 2016	December 31, 2015
Cash and cash equivalents (excluding restricted cash)	$238,757	$99,760
Total assets	2,648,792	2,428,440

Deferred income	147,732	97,334
Current portion of long-term debt	533	7,506
Long-term debt (excluding current portion)	1,652,190	1,498,022

Redeemable noncontrolling interests	454,674	435,721

Total stockholders' (deficit) equity	(18,400)	24,216

Shares outstanding	92,042	91,551
Definition and Reconciliation of Non-GAAP Financial Measures
We prepare our financial statements in accordance with United States generally accepted accounting principles ("GAAP"). In our press release, we make reference to non-GAAP financial measures including Modified EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow. The definition for each of these non-GAAP financial measures is set forth below in the notes to the reconciliation tables. We believe that these non-GAAP financial measures provide important and useful information for investors to facilitate a comparison of our operating performance on a consistent basis from period to period and make it easier to compare our results with those of other companies in our industry. We use these measures for internal planning and forecasting purposes, to evaluate ongoing operations and our performance generally, and in our annual and long-term incentive plans. By providing these measures, we provide our investors with the ability to review our performance in the same manner as our management.
However, because these non-GAAP financial measures are not determined in accordance with GAAP, they are susceptible to varying calculations, and not all companies calculate these measures in the same manner. As a result, these non-GAAP financial measures as presented may not be directly comparable to a similarly titled non-GAAP financial measure presented by another company. These non-GAAP financial measures are presented as supplemental information and not as alternatives to any GAAP financial measures. When reviewing a non-GAAP financial measure, we encourage our investors to fully review and consider the related reconciliation as detailed below.
The following table sets forth a reconciliation of net income to Adjusted EBITDA for the three, nine and twelve months ended September 30, 2016 and September 30, 2015:

	Three Months Ended		Nine Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net income	$121,694	$176,383	$154,859	$190,671	$157,043	$156,554
Income from discontinued operations	—	—	—	—	—	(545)
Income tax expense	55,651	92,821	72,850	84,051	59,168	66,301
Other expense (income), net	1,318	400	2,009	(79)	2,311	537
Loss on debt extinguishment	—	—	2,377	6,557	2,377	6,557
Interest expense, net	21,166	19,206	60,814	56,731	79,986	75,040
Loss on disposal of assets	799	1,991	913	4,224	6,571	5,903
Amortization	653	655	1,954	1,970	2,607	2,633
Depreciation	26,740	25,693	77,391	76,755	105,424	103,197
Stock-based compensation	89,994	9,803	96,244	36,518	115,959	87,289
Impact of Fresh Start valuation adjustments (2)	22	41	66	119	107	213
Modified EBITDA (3)	318,037	326,993	469,477	457,517	531,553	503,679
Third party interest in EBITDA of certain operations (4)	(19,212)	(19,083)	(38,425)	(38,165)	(38,425)	(38,165)
Adjusted EBITDA (3)	$298,825	$307,910	$431,052	$419,352	$493,128	$465,514

Weighted-average common shares outstanding — basic:	92,204	93,913	92,538	94,201	92,336	93,954

SIX FLAGS ENTERTAINMENT CORPORATION

The following table sets forth a reconciliation of net cash provided by operating activities to Adjusted Free Cash Flow for the three, nine and twelve months ended September 30, 2016 and September 30, 2015:

	Three Months Ended		Nine Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net cash provided by operating activities	$236,176	$240,521	$374,754	$385,409	$463,106	$448,477
Changes in working capital	58,679	59,969	24,667	8,483	(17,373)	(33,479)
Interest expense, net	21,166	19,206	60,814	56,731	79,986	75,040
Income tax expense	55,651	92,821	72,850	84,051	59,168	66,301
Amortization of debt issuance costs	(1,173)	(1,068)	(3,331)	(3,451)	(4,398)	(4,640)
Other (income) expense, net	(745)	(159)	203	(369)	(6,601)	3,486
Interest accretion on notes payable	(90)	(115)	(322)	(739)	(439)	(1,047)
Changes in deferred income taxes	(51,649)	(84,223)	(60,224)	(72,717)	(42,003)	(50,672)
Impact of Fresh Start valuation adjustments (2)	22	41	66	119	107	213
Third party interest in EBITDA of certain operations (4)	(19,212)	(19,083)	(38,425)	(38,165)	(38,425)	(38,165)
Cash paid for interest, net	(26,746)	(28,523)	(63,401)	(63,028)	(70,889)	(69,394)
Capital expenditures, net of property insurance recoveries	(20,219)	(21,144)	(100,914)	(91,219)	(123,892)	(103,609)
Cash taxes (5)	(3,327)	(3,606)	(14,000)	(8,539)	(20,436)	(12,683)
Adjusted Free Cash Flow (6)	$248,533	$254,637	$252,737	$256,566	$277,911	$279,828

Weighted-average common shares outstanding — basic:	92,204	93,913	92,538	94,201	92,336	93,954

(1)	Revenues and expenses of international operations are converted into U.S. dollars on an average basis as provided by GAAP.

(2)
Amounts recorded as valuation adjustments and included in reorganization items for the month of April 2010 that would have been included in Modified EBITDA and Adjusted EBITDA, had fresh start accounting not been applied. Balance consists primarily of discounted insurance reserves that will be accreted through the statement of operations each quarter through 2018.

(3)
“Modified EBITDA”, a non-GAAP measure, is defined as our consolidated income (loss) from continuing operations: excluding the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, and fresh start accounting valuation adjustments. Modified EBITDA as defined herein may differ from similarly titled measures presented by other companies. Management uses non-GAAP measures for budgeting purposes, measuring actual results, allocating resources and in determining employee incentive compensation. We believe that Modified EBITDA provides relevant and useful information for investors because it assists in comparing our operating performance on a consistent basis, makes it easier to compare our results with those of other companies in our industry as it most closely ties our performance to that of our competitors from a park level perspective and allows investors to review performance in the same manner as our management.

"Adjusted EBITDA", a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta and Six Flags Over Texas). Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in our secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to us in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies. Our board of directors and management use Adjusted EBITDA to measure our performance and our current management incentive compensation plans are based largely on Adjusted EBITDA. We believe that Adjusted EBITDA is frequently used by all our sell-side analysts and most investors as their primary measure of our performance in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use Adjusted EBITDA to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. Adjusted EBITDA, as computed by us, may not be comparable to similar metrics used by other companies in our industry.

(4)	Represents interests of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas and Six Flags White Water Atlanta.

(5)
Based on our current federal net operating loss carryforwards, we believe we will continue to pay minimal amounts for cash taxes for the next three years. Cash taxes paid represents statutory taxes paid, primarily in Mexico.

(6)
Adjusted Free Cash Flow, a non-GAAP measure, is defined as Adjusted EBITDA less (i) cash paid for interest expense net of interest income receipts, (ii) capital expenditures net of property insurance recoveries, and (iii) cash taxes. We exclude deferred financing costs related to our debt from the definition of Adjusted Free Cash Flow in order to present our debt costs for the current period without including the amortization of financing costs that were previously paid. Adjusted Free Cash Flow as defined herein may differ from similarly titled measures presented by other companies. Management uses adjusted free cash flow in its financial and operational decision making processes, for internal reporting, and as part of its forecasting and budgeting processes as it provides additional transparency of our operations. Management believes that adjusted free cash flow is useful information to investors regarding the amount of cash that we estimate that we will generate from operations over a certain period. Management believes the presentation of these measures will enhance the investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry.